Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Registration Statement on Form S-1, Amendment No. 1, of BOA Acquisition Corp. II, of our report dated September 2, 2025, on our audit of the balance sheet of BOA Acquisition Corp. II as of August 08, 2025, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from July 24, 2025 (inception) through August 08, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Adeptus Partners, LLC

Ocean, New Jersey

December 16, 2025